DISTRIBUTION AGREEMENT


This Agreement is made as of August 4, 1997 by and between Matrix Pharmaceutical, Inc., 34700 Campus Dr., Fremont, California 94555, a company duly organized and existing under the laws of Delaware, United States of America, ("Matrix") and Altana, Inc., Melville, New York, a company duly organized and existing under the laws of New York ("Altana").

                                   WITNESSETH:

Whereas, Matrix is the owner and manufacturer of the Product (hereinafter defined) and is interested in having its Product marketed, sold and distributed in the Field and in the Territory (each as hereinafter defined); and

Whereas, Altana has facilities, distribution systems and sales personnel capable of selling the Product and is interested in marketing, selling and distributing the Product in the Territory, and

Whereas, Matrix and Altana jointly agree that it is mutually desirable to enter into this Agreement with respect to the supply, marketing, distribution and sale of the Product.

NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.       DEFINITIONS.

1.1. The term "Product" shall mean formulations of Matrix's AccuSite(TM) (fluorouracil/epinephrine) injectable gel and any future formulations involving fluorouracil/epinephrine) collagen for the treatment of condyloma acuminata (genital warts) in commercial quantities and in finished dosage form, as further described in Supplement A hereto.

1.2. The term "Field" shall mean the treatment of condyloma acuminata by dermatologists and OB/GYN specialists.

1.3. The term "Territory" shall mean the United States of and Puerto Rico for dermatology and OB/GYN markets.

1.4.     The term "Parties" shall mean Matrix and Altana.

1.5. The term "Agreement" shall mean this document and any and all supplements, schedules and amendments hereto.

1.6. The term "Net Sales" shall mean with respect to Product, the aggregate amount invoiced by Altana (including by its Affiliates) for or on account of any sale to a non-affiliated purchaser of such Product in the Territory,

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         less deductions for: a) normal and customary  trade,  quantity and cash discounts allowed; and b) allowances or credits to customers on account or return of Product.

1.7. The term "Distribution Period" shall mean the period beginning on the date of the first offer for commercial sale of Products in the Territory and ending five (5) years thereafter. This Agreement may be extended beyond the original five (5) year term as set forth in section
         11.2 below.

1.8. The term "Specifications" shall mean the specifications (including methods package from NDA) for Products set forth and contained in the FDA approval which authorizes the marketing of the Product for use by humans in the Territory.

1.9. The term "Affiliate" shall mean any corporation, association, company, organization or other entity which is directly or indirectly controlling, controlled by, or under common control with Matrix or Altana (as applicable). For the purpose of this definition, the term "control" means the direct or indirect ownership of 50% or more of the voting power of the subject entity.

1.10. The term "GMP" means those manufacturing practice regulations set forth in Good Manufacturing Practices for Finished Pharmaceuticals, as required by the applicable regulations in the Territory.

1.11. The term "FDA" means the United States Food and Drug Administration or any successor agency.

1.12 The term "Year One" shall mean the date of product introduction through the end of the next calendar year. However, Year One shall not exceed 18 months.

2.       GRANT OF RIGHTS.

         Altana shall have exclusive rights during the term of this Agreement to promote, distribute, sell and resell the Product in the Field and in the Territory and shall purchase its requirements therefor exclusively from Matrix in accordance with the terms and conditions of this Agreement. Altana shall seek or otherwise solicit orders for the Product only from persons and entities located and taking delivery and intending to sell within the Territory.

         Prior to granting a license to market and sell the Product in the field of urology to a third party, Matrix will grant Altana the exclusive right, for a period of 90 days, to negotiate terms and conditions under which Matrix would enter into such a license with Altana provided that if Matrix and Altana do not agree on mutually satisfactory terms and conditions within

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         such 90 day period,  despite  good faith  efforts to do so, then Matrix shall ultimately be free to license such rights to third parties on such terms and conditions as it deems appropriate.

3.       PLACING OF ORDERS AND DELIVERY.

3.1. Matrix shall supply Altana with and Altana shall purchase from Matrix all of Altana's requirements for Product for resale in the Territory in accordance with the terms and conditions set forth in this Agreement.

3.2. Altana shall place orders with Matrix for the finished Product. Matrix agrees to deliver the Product, as specified in such orders, to Altana at the address agreed upon at the delivery date specified in each order on the condition that each order is received by Matrix at least two (2) months prior to the delivery date in question.

3.3. In consideration for the rights granted herein, Altana shall use its diligent efforts, commensurate with those it would use for its own products, to market, create a demand for and continuously develop sales of the product in the Territory throughout the life of this Agreement.

3.4. Supplement C sets forth Altana's good faith estimate of the initial sales forecast for quantities of Products that Altana expects to market, sell and distribute during each of the first five (5) years of this Agreement (the "Initial Forecast"). The Initial Forecast shall apply to the first three years of the original term of this Agreement. Thereafter, Altana shall in good faith prepare and annually provide to the Marketing and Sales Committee its revised estimates of Net Sales of Products for the then upcoming three year period. If accepted by Matrix, such new forecasts shall become Accepted forecasts and shall govern the Parties responsibilities for the period they cover. If not accepted by Matrix, the Initial Forecast shall control.

3.5. All firm orders for Product placed by Altana shall be deemed to incorporate Matrix's standard Terms and Conditions of Purchase in force at the time of order placement, except where such terms or conditions are varied or inconsistent with this Agreement. In the event of any such inconsistency, this Agreement shall control. Altana shall place firm orders for Product consistent with the Initial Forecast or the then applicable Accepted Forecast, as applicable, at least sixty (60) days prior to the scheduled delivery dates therefor. Any such orders shall be deemed accepted by Matrix as of the date of their receipt, unless within fifteen (15) days of its receipt, Matrix advises Altana to the contrary, setting forth alternative delivery dates no later than thirty (30) days from the original delivery date in accordance with Matrix's then current delivery schedule for the Product in comparable volumes.

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3.6.     Matrix  warrants that it shall fill each Altana firm order submitted in accordance with this Agreement. Matrix shall supply Altana with at least the quantities of Product set forth on Supplement C (the applicable Forecasts) and shall use its commercially reasonable efforts to supply Altana with any quantities ordered in excess of the applicable Forecast requirements. If there is a shortfall in Matrix's ability to supply Product, it shall immediately notify Altana of such shortfall and provide an indication of the likely duration thereof. In the event of any shortfall, Matrix will provide Altana with an allocation of Product pro rata to its worldwide sales.

3.7. Product is to be delivered FOB Matrix manufacturing facilities, California, after which Altana will pay all charges, including without limitation transportation charges and insurance premiums. Title to, and risk of loss of, the Product shall remain with Matrix until delivery at the FOB point, at which time Altana shall assume title to and risk of loss of the Product.

3.8. At the time of each Product shipment, Matrix shall invoice Altana an amount equal to * per unit of finished Product shipped to Altana. Altana shall pay each such invoice within thirty days of its date.

4.       REVENUE SHARING AND PAYMENT.

4.1. Within forty-five (45) days after the end of each calendar quarter, and starting with the first calendar quarter for which there are sales of Product recorded, Altana shall deliver to Matrix a cash payment (or Matrix shall deliver to Altana a cash payment), in U.S. dollars, in each case equal to the applicable percentage of Altana's aggregate Net Sales revenues from sales of Product during the prior quarter less the amount previously paid to Matrix for Product sold during such quarter (such that if the deduction for Product payments results in a negative sum, the payment shall be made by Matrix to bring such sum to $0.00):
         (a) For year one, fifty percent (50%) (to help defray Altana start-up and marketing expenses; (b) years two and three (except as provided below) (i) seventy percent (70%) (to repay Matrix for its foregoing the upfront licensing fee) until such time as Net Sales revenue during such second and third years has reached $50.0 million; (ii) thereafter and for all subsequent years, sixty percent (60%) until Net Sales for each such year exceeds the Initial Forecast or the Accepted Forecast Net Sales amounts for such year; and (iii) once the Initial Forecast or Accepted Forecast Net Sales Amount has been exceeded fifty percent (50%) through the end of each such year.

4.2. Matrix and Altana agree that prior to any FDA approval for the Product for use in the treatment of basal cell cancer and other future indications, they shall develop a marketing plan (the "Expanded Marketing Plan") for

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

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         such indication and shall thereafter  appropriately  revise the Minimum
         Net Sales amounts set forth in Supplement C to include appropriate sales revenues therefor. Upon such agreement, the definition of Product shall be expanded to include the treatment of basal cell cancer. As part of such expanded marketing plans, Matrix and Altana shall agree to the appropriate compensation to be paid to Matrix for its efforts in developing and registering such new indications with the objective of sharing the incremental costs for such indications on the same basis as the Parties share revenues, resulting from such new indications.

4.3. Altana and its Affiliates shall keep and maintain detailed and accurate books and records with regard to Net Sales, marketing expenses, and the calculation thereof. Such books and records shall be in at least sufficient detail to permit a third party auditor to verify the Net Sales and marketing expenses for the Product and the quantities of Product shipped during each calendar quarter. An independent auditor of national standing shall be entitled, on Matrix' behalf, not more than once each year and during normal business hours, to review and audit such books and records. Such audit and review shall be contingent upon one week's advance notice from Matrix to Altana and such audit and review shall be at Matrix's expense; however, Altana shall bear any such expense if the review or audit shows an underpayment of more than five percent (5%) for the applicable period, in which case Altana shall promptly reimburse Matrix for such expenses and pay the deficiency.

4.4 Any payments made by either party for Medicare or Medicaid rebate will be shared by the parties based on the then applicable revenue sharing percentage.

4.5. All payments to Matrix shall be made in U.S. dollars in the United States to such account and bank as Matrix shall specify to Altana in writing.

5. ALTANA OBLIGATIONS. Altana warrants and/or covenants, as applicable, that it shall:

5.1. Meet or exceed at least fifty percent (50%) of the then applicable annual Net Sales amounts set forth in the Initial Forecast or in any Accepted Forecast, as then applicable. In the event that Altana fails to meet such Minimum Net Sales amounts after Year One for any two consecutive years, Matrix shall have the right to terminate this Agreement provided that Matrix materially has fulfilled its obligations under Section 3.6.

5.2. Use its diligent efforts to promote the sale of Product in the Field and in the Territory and will furnish a detailed marketing and sales plan with respect to the Product, three (3) months prior to the beginning of each calendar year. Such plan shall be reviewed by the Marketing and Sales Committee (as described in Section 12 below).


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         In  all  instances,  the  Product  shall  be  marketed  under  Matrix's trademarks therefor, provided that Altana shall also be entitled to display its name and logo thereon. Matrix shall grant Altana an exclusive license to use the trademarks described in Supplement D, in the Territory, upon the terms and conditions set forth in the Trademark License Agreement entered into by the parties of even date herewith, attached hereto as Supplement D and made a part hereof. All packaging, labels, labeling, and marketing materials for the Product shall be in accordance with applicable regulations in the Territory and shall be approved in advance in writing by Matrix or a Matrix appointed designee. Altana shall not distribute or have distributed any written information regarding the Product which bears any Matrix trademark without the prior written approval of Matrix. Permission to use the Matrix trademarks in marketing the Product is granted solely for purposes of this Agreement and shall immediately lapse upon any termination of this Agreement. Altana acknowledges that in utilizing such trademarks it shall be Altana's responsibility to promote the goodwill associated with such trademarks and that Altana shall in all cases comply with all applicable governmental requirements relating to the sale or marketing of pharmaceutical products in the Territory. Nothing herein grants Altana any other rights, title or interest in any such trademarks, and Altana recognizes that Matrix is the sole owner thereof and covenants that it will not take any action which might prejudice or adversely affect the validity or Matrix's ownership thereof.

5.3. Maintain a sales force of approximately seventy five (75), but in no event less than sixty-five (65), sales persons each of whom shall be predominantly directed at dermatology or OB/GYN sales opportunities and are trained to sell the Product.

5.4. Present the Product in a first-call position to the appropriate relevant target physicians in its sales calls for at least twelve (12) months after its launch in the Territory. Altana will launch the product in the Territory within ninety (90) days of regulatory approval.

5.5. Expend not less than the amounts set forth on Exhibit B for each year listed thereon in actual out-of-pocket marketing expenses related to sales of the Product in the Field and in the Territory.

         Supplement B sets forth Altana's Marketing expenses that Altana shall incur to market, sell, and distribute during each of the first five (5) years of this Agreement (the "Initial Forecast"). The Marketing expenses shall apply to the first three (3) years of the original term of this Agreement. Thereafter, Altana shall in good faith prepare and annually provide to Marketing and Sales Committee its revised estimates of marketing expenses for the then upcoming three (3)-year period. If accepted by

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         Matrix,   such  new  Marketing   expenses   shall  govern  the  Parties
         responsibilities for the period they cover. If not accepted by Matrix, the Initial Forecast shall control.

5.6. Ascertain and comply with all applicable laws and regulations and standards of industry or professional conduct in connection with the use, distribution or promotion of the Product, including without limitation, those applicable to product claims, labeling, approvals, registrations and notifications. To use commercially reasonable efforts, at its sole expense, to obtain and maintain any applicable approvals, registrations, notifications or the like with regard to marketing, using (for therapeutic use), selling, reselling, labeling or otherwise promoting or making claims regarding the Product or its use.

5.7. Provide medical affairs service for the Territory on behalf of Matrix with respect to the Product. Altana's responsibilities shall include, but are not limited to, the following:

         (A) Altana shall operate a service that will provide prompt and accurate responses to all inquiries. Such responses shall be made verbally by phone or in writing by letter, facsimile or electronic means as appropriate. Altana responses will be consistent with Matrix specifications and standard operating procedures to be mutually agreed upon.

         (B) Matrix shall provide Altana with an initial set of anticipated questions and approved responses.

         (C)      Altana  shall  be  responsible  for  ensuring   compliance  of
                  responses with the appropriate requirements of regulatory authorities.

         (D) Altana shall follow appropriate reasonable standard operating procedures agreed by both Parties, for collecting information from calls concerning Adverse Events (as defined below), and for reporting and transferring such information to Matrix.

         (E) Altana shall maintain accurate and complete records of all inquiries and responses, both verbal and written. Within five
                  (5) business days after the end of each month. Altana shall provide Matrix with reports detailing the number and type of responses handled during that month, as well as any additional reports agreed upon by both Parties, and provide these in a format agreed upon by both Parties.

         (F) Altana shall ensure that the information database to be used in providing medical affairs services is compatible with

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                  specifications  as set forth in Supplement E. Upon termination of this Agreement, Altana shall immediately transfer all database records to Matrix in a useable and organized form.

5.8. Keep for five years after termination of this Agreement records of all product sales and customers sufficient to adequately administer any recall of the Product and to fully cooperate in any decision by the FDA or any other regulatory body having jurisdiction to recall, retrieve and/or replace the Product.

5.9. Maintain proper facilities for the storage and transport of Product pursuant to the Specifications, including, without limitation, storage at temperatures between 2 and 8 degrees Celsius, protected from light.

5.10. Refrain from establishing or maintaining any branch, warehouse or distribution depot for the Product outside the Territory, and shall not engage in any advertising or promotional activities relating to the Product directed primarily to potential customers located outside the Territory.

5.11. Facility Inspection. Upon reasonable written notice, Matrix shall have the right from time to time to inspect Altana's Product distribution facility(ies) and medical affairs database to verify its compliance with the terms of this Agreement.

5.12. Inspections by Government Agencies. Altana shall promptly notify Matrix of any inspections by any regulatory representatives of any facility at which the Product is being or will be distributed, to the extent such inspections pertain to the Product or the distribution thereof, and shall send Matrix copies of the results of any such inspections, including actions taken by the inspected party or any other entity to remedy conditions cited in such inspections.

6.       MATRIX OBLIGATIONS.  Matrix warrants and/or covenants that it shall:

6.1. Obtain the registration for commercial sale in the Territory for the Product, including carrying out any clinical studies required by regulatory authorities for such registration. Notwithstanding the foregoing, if any new studies required by such regulatory authorities are in Matrix's judgment too expensive to warrant commercialization of the Product in the Territory, then Matrix may terminate this Agreement without further liability.

6.2.     Supply  Altana  with  packaged,   labeled,   finished   Product  F.O.B.
         California.

6.3.     Be responsible for testing clearance to the F.O.B. point.

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6.4.     Expend not less than $1 million in year one for  marketing the product,
         $750,000 in year two for marketing the product, $600,000 in year three, $500,000 in year four, and $400,000 in year five.

6.5. Be responsible for all Adverse Event reporting to the FDA and other government agencies outside of the Territory with respect to the Product. Matrix shall advise Altana of any adverse event reporting done by Matrix on the Product outside the Territory.

6.6. Hold and maintain the Product license application for the registration for sale of the Product in the Territory and be responsible for establishing the Product price, after consulting with Altana.

6.7. Supply the Product to Altana in accordance with the provisions set forth in Section 3.6.

6.8 Be responsible for disposal of Product packaging materials which are deemed unusable due to changes imposed by the FDA or as agreed by the parties.

6.9 Facility Inspection. Upon reasonable written notice, Altana shall have the right from time to time to inspect Matrix's Product manufacturing facility(ies) and medical affairs database to verify its compliance with the terms of this Agreement.

6.10 Inspections by Government Agencies. Matrix shall promptly notify Altana of any inspections by any regulatory representatives of any facility at which the Product is being or will be distributed, to the extent such inspections pertain to the Product or the distribution thereof, and shall send Altana copies of the results of any such inspections, including actions taken by the inspected party or any other entity to remedy conditions cited in such inspections.

7.       PATENTS.

7.1 Matrix represents and warrants that it has the right to grant the licenses granted to Altana herein, that it has no knowledge of any rights of third parties that would interfere with the practice of any Matrix patent licensed hereunder or require the payment of any royalty by Matrix or Altana to any such third party. Matrix further agrees that it shall indemnify and hold Altana harmless from any liability, cost or expense resulting from any breach of the foregoing representation.

8.       WARRANTIES/LIABILITIES.

8.1. Matrix warrants that the Product delivered hereunder shall comply in all material respects with the specifications set forth on Supplement A

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         hereto  and shall  comply  with Good  Manufacturing  Practices.  If the
         Product needs to meet additional specifications due to new government requirements in the Territory, Altana will inform Matrix of such specifications and both Parties will study the best way to fulfill said requirements.

8.2. Altana warrants to Matrix that all of the Product units distributed by Altana hereunder shall have been distributed and stored in conformance with the regulations of the applicable regulatory authority at the time of such distribution and storage.

8.3. DISCLAIMER. EXCEPT THOSE REPRESENTATIONS MADE TO ALTANA IN THIS AGREEMENT, MATRIX MAKES NO OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE PRODUCT AND MATRIX HEREBY EXPRESSLY DISCLAIMS ANY WARRANTIES IMPOSED BY STATUTE OR LAW, SUCH AS WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, EXCEPT WHERE SUCH WARRANTIES MAY NOT BE DISCLAIMED BY LAW OR STATUTE APPLICABLE TO THIS AGREEMENT.

8.4. Limited Liability. NEITHER PARTY WILL BE LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES UNDER THIS AGREEMENT, EXCEPT TO THE EXTENT THAT APPLICABLE LAWS DO NOT PERMIT SUCH LIMITATION.

8.5. During the term of this Agreement, each party shall within the time periods prescribed from time to time by applicable laws, notify the other party of all information coming into its possession concerning any Adverse Event to a Product. In addition, Matrix shall provide Altana with copies of periodic or expedited Adverse Event, safety or recall correspondence with any governmental agency regarding the Product, excluding any manufacturing information constituting Matrix trade secrets. Matrix and Altana will derive a schedule for timeliness of copying routine safety correspondence to Altana. Non-routine, expedited safety correspondence will be copied promptly by Matrix and sent to Altana. Matrix and Altana shall each notify the other promptly if any batch or lot of Product is alleged or proven to be the subject of a recall, market withdrawal or correction; provided, however, in the event of any disagreement as to any matters relating to such recall, market withdrawal or correction, Matrix shall have final authority on such matters. All costs of any such recall, market withdrawal or correction shall be borne by Matrix, unless such recall, market withdrawal or correction is the result of an action or inaction by Altana or its Affiliates inconsistent with its obligations under this Agreement.

8.6. If Altana determines that the Product does not conform to the Specifications, it shall promptly so notify Matrix in writing within sixty (60)

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         days of its receipt of such Product  shipment.  Altana and Matrix shall confer on the matter and within sixty (60) days after receipt of Altana's notice, Matrix shall notify Altana as to whether it concurs with Altana's determination. If Matrix concurs then Matrix shall promptly replace the nonconforming shipment with a like quantity of conforming Product. If Matrix disagrees with Altana's determination, the Parties will attempt to resolve the dispute through a meeting of their respective Chief Executive Officers. If such dispute is not resolved within thirty (30) days, then the Parties shall agree to submit the allegedly nonconforming Product and original lot samples retained by Matrix to a mutually agreeable independent laboratory for testing. The determination of such laboratory shall be binding on the Parties, provided that Matrix shall at any time have the right to deem Product nonconforming, which Matrix determination shall be final. Altana shall hold all nonconforming Product for Matrix's review and disposal thereof.

9.       INFRINGEMENT; INDEMNIFICATION.

9.1.     Obligations in Case of Infringing Third Party.

         9.1.1. Matrix and Altana shall each promptly inform the other following the discovery of any infringement or unauthorized use by a third party of any patent or other proprietary right or other intellectual property right ("Proprietary Right") owned or controlled by Matrix or Altana relating to the manufacture, sale or use of the Product in the Territory. The Parties shall undertake such efforts to obtain a discontinuance of such infringement or unauthorized use as are mutually agreed, and, if not successful, Matrix shall have the first right but not the obligation to bring an infringement action or file any other appropriate action or claim directly related to the infringement of a Matrix Patent. The costs of patent enforcement and related recoveries in the Territory incurred by Matrix shall be included as shared costs or revenues and allocated between the parties on the basis then applicable to revenues pursuant to Section 4 above. If Matrix does not commence a particular infringement action within 90 days after it first received written notice thereof, Altana, after notifying Matrix in writing, shall be entitled to bring such infringement action or any other appropriate action or claim, the expense and recoveries of which shall again be shared as set forth above. Matrix and Altana shall each pay 50% of any related out-of-pocket costs for any such suit relating to infringement in the Territory, and shall share in the same proportion any sums received, obtained, collected or recovered, whether by judgment, settlement or otherwise as a result of such suit in the same proportion.

         9.1.2. If either Altana or Matrix elects not to participate in such an infringement suit, then such party shall give prompt notice to the other. The other party may, but is not required to, obtain a discontinuance of the alleged infringement or unauthorized use or bring an infringement suit. Any infringement suit shall be in the name of the party electing to bring action or jointly as may be required by the law of the forum. The party electing not to bring suit shall execute such legal papers and shall render all reasonable assistance necessary for the prosecution of such suit as may be reasonably required by the other party; provided that the party proceeding with such suit shall reimburse the out-of-pocket expenses incurred by the other party in connection with such assistance. Any such expenses and compensation must be approved in advance.

         9.1.3. It is understood that the party that institutes suit or action pursuant to paragraph 9.1.2 above shall bear solely all costs and expenses in connection therewith and shall be entitled to retain and keep any and all sums received, obtained, collected or recovered, whether by judgment, settlement or otherwise as a result of such suit.

9.2.     Indemnification.

         9.2.1. Subject to Altana's compliance with its obligations as set forth below, Matrix agrees to indemnify and hold harmless Altana, its Affiliates, officers, directors and agents from and against any and all losses, claims, damages, liabilities and expenses, ("Liabilities") arising out of, relating to or resulting from any action, suit or claim alleging that the manufacture, use or sale of Product infringes, contributorily infringes or induces the infringement of any patent, trade secret or other Proprietary Right held by a third party (an "Infringement Claim") or any action, suit or claim alleging any product liability or similar claim relating to or arising out of the manufacture, use or sale of the Product (a "Product Claim" and together with an Infringement Claim, an ("Indemnified Claim"), except to the extent any such Liability arises out of Altana's or its Affiliates' (i) negligence or intentional misconduct, or (ii) storage, handling or distribution of the Product other than in compliance with the Specifications therefor or GMP regulations. In the event of any patent infringement, Matrix shall use its commercially reasonable efforts to obtain a license under any such patent.

         9.2.2. Subject to Matrix's compliance with its obligations as set forth below, Altana agrees to indemnify and hold harmless Matrix its Affiliates, officers, directors and agents from and against all Liabilities arising out of, relating to or resulting from any product liability or similar claim relating to or arising out of Altana's or its Affiliates' (i) negligence or intentional misconduct, or (ii) storage, handling or distribution of the Product or improper training of physicians in the use of the Product, in each case other than in compliance with the Specifications therefor or GMP regulations.

         9.2.3. Each party agrees to notify the other within ten (10) days of notification of any Indemnified Claim. Each party shall consult with the other party, and keep the other party reasonably informed, as to material developments with respect to any Indemnified Claim for which a party seeks indemnification hereunder. Any related correspondence sent to other parties-in-interest in such indemnified Claim, and any documents filed or served in connection with such Indemnified Claim, by or on behalf of a party hereto (or the third party that is the subject of such Indemnified Claim), shall be provided to the other party promptly after such items are sent, filed or served (as the case may be), and any related correspondence or documents that a party (or such third party) receives in connection with such Indemnified Claim shall promptly be provided to the other party. The defendant named in the Indemnified Claim shall retain decision-making authority in defending the Indemnified Claim, but in no event shall a party be responsible for any amounts paid in settlement of an Indemnified Claim unless such party approves the settlement. Notwithstanding anything herein to the contrary, all costs of litigation or similar proceedings (including legal fees, court costs, related travel fees, etc.) shall be solely and completely the obligation and liability of the party which bears the risk, and such party shall hold the other party hereto harmless from and against the same.

         9.2.4. Notwithstanding the foregoing, the obligation to share reimbursements or contributions from third parties shall not apply to proceeds under insurance policies that Altana or Matrix, respectively, receives from its insurance carriers (including, if applicable, a captive insurance carrier).

9.3. The foregoing obligation of Matrix does not apply with respect to Product or portions or components thereof (i) not supplied by Matrix,
         (ii) which are modified after shipment by Matrix, if the alleged infringement or liability relates to such modification, (iii) combined with other products, processes or materials where the alleged infringement or liability relates to such combination, (iv) where Altana continues allegedly the infringing or liability causing activity after being notified thereof or after being informed of modifications that would have avoided the alleged infringement or liability, or (v) where Altana's use of the Product is not in accordance with the License and the liability or infringement arises from such misuse; Altana will indemnify Matrix and its officers, directors, agents, and employees from all damages, settlements, attorneys' fees and expenses related to a claim of infringement, misappropriation or liability excluded from Company's indemnity obligation by this sentence.

9.4. The Parties acknowledge that the ultimate liability of the Parties hereto to third parties for Infringement and Personal Injury Claims will be decided by the court or other ruling entity having jurisdiction over the matter under the laws of the relevant country. The provisions of this Section 9 are not intended to modify such finding of ultimate liability but, rather, reflect an agreed upon cost sharing arrangement between the Parties hereto.

10.      CONFIDENTIALITY.

10.1. All documents and information made available by or on behalf of Matrix to Altana shall be kept secret and confidential by Altana and shall not be disclosed to any persons except employees, government authorities and parties appointed or approved by Matrix, which are directly engaged in operations relating to the Product.

10.2. Altana shall take all steps as are reasonably necessary to ensure that its staff is aware of and complies with the provisions of this Section 10.

10.3.    The restrictions herein contained shall not extend to information that:
         (i) was already known to Altana and not directly or indirectly received from Matrix; or (ii) was in the public domain at the time of its receipt, or entered the public domain thereafter through no fault of Altana.

10.4. The provisions of this Section 10 shall remain in force during the term of this Agreement and for a further period of five (5) years following the termination hereof.

11.      DURATION AND TERMINATION.

11.1. This Agreement shall become effective upon signing of the Parties on the day first above written.

11.2. If not earlier terminated, this Agreement shall remain in force for a period of five (5) years after the first shipments for sale of the Product in the Territory. Thereafter, this Agreement may be renewed (a) by mutual written consent of the Parties or (b) automatically for a three (3)-year periods if Altana has met eighty percent (80%) Accepted Forecast sales level for the prior two (2) years (with the Parties agreeing to determine in good faith the forecast sales levels for a three (3) year period on a rolling annual basis beginning after the third year of the original five year term. Once accepted by Matrix, such new or revised forecasts shall be referred to as "Accepted Forecasts").

11.3. Either party shall be entitled to terminate this Agreement at any time in the event of a material breach of any terms or conditions of this Agreement by the other Party which has not been remedied within thirty
         (30) days after written notice thereof.

11.4 In the event of the insolvency or adjudication in bankruptcy or the making of an assignment for the benefit of creditors by either Party, this Agreement may be terminated immediately, at the option of the other Party, by providing written notice.

11.5. Upon expiration or termination of this Agreement each Party shall ensure that all Information disclosed to the other Party by it and any documentation or duplications thereof in its possession shall promptly be returned to the other Party.

12.      MARKETING AND SALES COMMITTEE.

         Within thirty (30) days of the date of this Agreement, Altana and Matrix shall each appoint two (2) persons to an AccuSite(TM) marketing and sales advisory committee (the "Committee") for the Territory. This Committee will make recommendations regarding the Product launch plan including marketing introduction, the sales plan for specific target audiences in the Field (i.e., dermatologists, or OB / GYN). The role of the Committee will be advisory only to review the marketing plan and clinical program designed to support marketing and sales efforts. With respect to the advice given by the Committee, the party charged with the obligation to which such advice applies shall reasonably and in good faith consider such advice, but such party shall be entitled ultimately to proceed as it reasonably deems appropriate in view of its obligations under this Agreement.

         The Marketing and Sales Committee will be responsible for reviewing and making recommendations to Matrix on matters relating to sales forecasts and marketing expenses as set forth in Sections 3.4 and 5.1 respectively.

13.      FORCE MAJEURE.

         A party shall be excused from performing its obligations (other than an obligation for paying sums when due) under this Agreement if its performance is restricted or prevented by any cause beyond its control, including but not limited to, Acts of God, fire, explosion, weather, war insurrection, riots, or government action. Performance shall be excused only to the extent of and during the reasonable continuance of such disability.

14.      INSURANCE.

         Both Parties shall maintain comprehensive insurance policies in the Territory covering Product liability in an amount customary in the industry for Products competing with or similar to the Products. The Parties agree to exchange Certificates of Insurance each year during the term of the Agreement.

15.      ASSIGNABILITY.

         This agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Altana shall not assign, delegate, sublicense or otherwise transfer its rights or obligations hereunder or any interest herein (including any assignment or transfer occurring by operation of law) without the prior written consent of Matrix except that this agreement and the rights and obligations hereunder may be freely transferable in the Territory by Altana to companies under the control of Altana or under the same control as Altana.

         Matrix may freely assign or transfer any or all of its rights, obligations or interest herein in connection with the sale, assignment, or transfer of all or substantially all of Matrix's business or to an Affiliate provided, however, that Matrix may only assign its manufacturing obligations hereunder to another FDA approved manufacturing facility.

16.      NOTICES.

         Notices and other communications provided for hereunder shall be in writing and mailed by registered mail or sent by facsimile or telex to the address set forth below or at such address as the receiving party shall have previously notified the sending party, and shall be deemed received (i) fifteen (15) business days after mailing (with postage prepaid) or (ii) upon transmission if sent by facsimile or telex and promptly confirmed in writing by mail:

         MATRIX                             ALTANA
         ------                             ------
         Matrix Pharmaceutical, Inc.        Altana, Inc.
         34700 Campus Dr.                   60 Baylis Road
         Fremont, California 94555          Melville, New York 11747

17.      REFORMATION AND SEVERABILITY.

         If any provision of this Agreement is declared invalid by any tribunal of competent jurisdiction, then such provision shall be deemed automatically adjusted to conform to the requirements for validity as declared at such time, and, as so adjusted, shall be deemed a provision of this Agreement as though originally included herein. In the event that the provision invalidated is of such nature that it cannot be so adjusted, the provision shall be deemed deleted from this Agreement as though the provision had never been included herein. In either case, the remaining provisions of this Agreement shall remain in effect.

18.      COUNTERPARTS AND HEADINGS.

         This Agreement may be executed in any number of copies, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose and will not affect in any way the meaning or interpretation of this Agreement.

19.      WAIVER.

         If any party should at any time refrain from enforcing its rights arising from a breach or default by the other party of any of the provisions of this Agreement, such waiver shall not be construed as a continuing waiver regarding that breach or default or other breaches or defaults of the same or other provisions of the Agreement.

20.      GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the laws of California and the United States of America without regard to conflicts of laws principles thereof. At any time during the Term of this Agreement the applicable laws in the Territory will be respected.

21.      RELATION OF PARTIES.

         The parties are independent contractors and nothing in this Agreement shall imply any principal or agent relationship or other joint relationship and neither party shall have the power or authority to expressly or impliedly obligate the other party.

22.      ENTIRE AGREEMENT.

         Each of the Parties hereto agrees that there are no other agreements, understandings, or representations, oral or written, other than as set forth herein, and that this Agreement supersedes and replaces any and all prior and contemporaneous agreements, understandings, representations, statements, or other communications relating to the subject matter hereof. The Parties hereto further agree that this

         Agreement constitutes the sole and entire agreement between the Parties relating to the subject matter hereof.



         In witness whereof, the Parties have duly executed the Agreement as of the date first above set forth.

         MATRIX PHARMACEUTICAL, INC.            ALTANA, INC.



         By:  /s/ JAMES R. GLYNN                By:  /s/ GEORGE W. COLE
             --------------------------             ------------------------
                James R. Glynn                           George W. Cole

         Title:   COO, CFO                      Title:  President
             --------------------------             ------------------------

                                    Exhibit A

                          IDENTIFICATION OF THE PRODUCT


AccuSite(TM) Injectable Gel is a new combination of previously known active ingredients, fluorouracil (5-FU) and epinephrine.

AccuSite(TM) (fluorouracil / epinephrine) Injectable Gel is a clear to opalescent, colorless to slightly yellow, sterile gel containing fluorouracil, an antineoplastic agent and epinephrine, a vasoconstrictor, in a purified bovine collagen matrix. The drug product is provided in a kit containing two sterile, nonpyrogenic, prefilled syringes: one syringe contains a fluorouracil gel and the other syringe contains an epinephrine solution. The drug product kit also includes a mixing adapter. The contents of the syringes should be mixed immediately before use. Each kit will provide on milliliter after mixing.

Each milliliter of AccuSite(TM) Injectable Gel contains 30 mg of fluorouracil and 0.1 mg of epinephrine. Each milliliter also contains 20 mg purified bovine collagen, 0.05 mg edetate disodium dihydrate, 1.2 mg monobasic sodium phosphate,
2.9 mg dibasic sodium phosphate, 1.6 mg sodium chloride, and up to 0.15 mg sodium metabisulfite in water for injection, with sodium hydroxide and / or hydrochloric acid to adjust the pH.

AccuSite(TM) Injectable Gel is designed for direct intralesional injection (intradermal injection under target lesions and surrounding tissues). The chemotherapeutic agent, 5-FU, is delivered in a viscous collagen matrix. The addition of the vasoconstrictor epinephrine assists in the extent of local retention of 5-FU.

Fluorouracil Gel: Fluorouracil gel contains 33.3 mg / mL fluorouracil, purified bovine collagen, monobasic sodium phosphate, dibasic sodium phosphate and sodium chloride in water for injection with sodium hydroxide and / or hydrochloric acid to adjust the pH. Fluorouracil (5-fluoro-2,4-(1H,3H)-pyrimidinedione, C4H3FN2O2) is a white to practically white crystalline powder that is sparingly soluble in water. The molecular weight of fluorouracil is 130.08.

Fluorouracil is a cytotoxic drug which is believed to act through inhibition of DNA synthesis by means of blockade of thymidylate synthetase involved in the formation of thymidine monophosphate. It may also become incorporated into RNA, and may inhibit uracil utilization in RNA biosynthesis. The activity of 5-FU against a wide variety of tumors and the expected toxicities following intravenous administration are well established.

Epinephrine Solution: Epinephrine solution contains 1 mg / mL epinephrine, edetate disodium (dihydrate) and sodium metabisulfite with sodium hydroxide and / or hydrochloric acid to adjust pH, in water for injection. Epinephrine is
(R)-4-[1-hydroxy-2(methylamino)ethyl]-1-1-benzenediol,    C9H13NO3    (molecular
weight: 183.21). Epinephrine is very slightly soluble in water and in alcohol.

The AccuSite(TM) Injectable Gel formulation is designed to retain therapeutic concentrations of 5-FU in the tumor, thereby minimizing systemic exposure to the drug.



AccuSite(TM)   Injectable  Gel  is  indicated  for  the  treatment  of  external condylomata acuminata (genital warts) by intradermal / intralesional injection once a week for up to six weeks, or to complete response.



(Other specifications and details to be mutually agreed upon in accordance with applicable regulatory requirements)

                                   Exhibit B

                                Marketing Expense


                                      (000)



   1998           1999              2000               2001               2002
   ----           ----              ----               ----               ----

    *              *                 *                  *                  *

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

                                    Exhibit C

                             Initial Sales Forecast


                                      (000)



        1998        1999          2000          2001          2002
        ----        ----          ----          ----          ----

Sales    *            *             *            *              *

Units    *            *             *            *              *

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

                                    Exhibit D

                           TRADEMARK LICENSE AGREEMENT


         This Trademark License Agreement ("Agreement") is effective as of this 4th day of August 1997 ("Effective Date"), by and between Matrix Pharmaceutical, Inc. ("Matrix"), a Delaware corporation, having offices at 34700 Campus Drive, Fremont, California 94555, U.S.A., and Altana, Inc., a New York corporation ("Altana"), having offices at Melville, New York.

         In consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

1.       Definitions.

         The following terms shall have the meanings set forth below:

         a. "Distribution Agreement" shall mean the Distribution Agreement, of even date herewith, entered into by the parties hereto.

         b.  "Licensed  Mark"  shall  mean  the  trademark  AccuSite(TM)  or its successor; provided however, that the appearance and/or style of the AccuSite(TM) mark may change from time to time in Matrix's sole discretion. As of the Effective Date, the Licensed Mark is the subject of the following pending trademark registration application: RM95C005680 filed on 10/6/95.

         c. "Product" shall have the meaning set forth in the Distribution Agreement.

         d. "Territory" shall mean the United States of America and Puerto Rico.

2.       License Right Granted.

         a. In partial consideration of the consideration set forth in the Distribution Agreement, Matrix hereby grants to Altana, and Altana accepts, upon the terms and conditions set forth herein, an exclusive, non-transferable, non-sublicensable, royalty-free license to use the Licensed Mark in the Territory solely in connection with the Product.

         b. Altana hereby acknowledges and agrees that, except as set forth herein, Altana has no rights, title or interest in or to the Licensed Mark and that all use of the Licensed Mark by Altana shall inure to the benefit of Matrix. Altana covenants that it will not take any action that might prejudice or adversely affect Matrix's rights in the Licensed Mark. Altana shall not have the right to use the Licensed Mark as a trade name, company name, trade style or fictitious business name.

         c. Altana understands and agrees that it does not have the right to use the Licensed Mark in any manner that conflicts with the rights of any third party. If, in Matrix's reasonable determination, Altana's use of the Licensed Mark infringes the rights of any third party or weakens or impairs Matrix's rights in the Licensed Mark, then Altana agrees to immediately terminate or modify such use in accordance with Matrix's instructions. In the event Altana fails to terminate or modify such use as directed by Matrix, Matrix may terminate this Agreement.

         d. Matrix agrees to defend, indemnify and hold Altana harmless from liability resulting from infringement by the Licensed Mark of any trademark, service mark or trade name right of a third party, provided that (i) Matrix is promptly notified of any and all threats, claims and proceedings related thereto, (ii) Matrix shall have sole control of the defense and / or settlement thereof at its costs and expenses, (iii) upon Matrix's request, Altana immediately ceases use of the Licensed Mark and (iv) upon Matrix's request, Altana provides Matrix with reasonable assistance and information available to Altana for such defense. The foregoing obligation of Matrix does not apply if
(a) Altana continues allegedly infringing activity after being notified thereof or after being informed of modifications that would have avoided the alleged infringement or (b) Altana's use of the Licensed Mark is not strictly in accordance with the terms and provisions of this Agreement.

3.       Quality Standards.

         a. All packaging, labels, labeling and marketing materials for the Product shall be in accordance with applicable regulations and shall be approved in advance in writing by Matrix or a Matrix appointed designee. Altana shall not distribute or have distributed any written information regarding the Product that bears the Licensed Mark without the prior written approval of Matrix. If Matrix believes that the Licensed Mark is being used in a manner that could diminish Matrix's rights in or protection of the Licensed Mark, Altana agrees, at Altana's sole cost and expense, to make whatever changes and / or corrections Matrix deems necessary to protect the Licensed Mark.

         b. Altana agrees that it shall not engage, participate or otherwise become involved in any activity or course of action that diminishes and/or tarnishes the image and/or reputation of the Licensed Mark.

         c. Matrix shall have the right to inspect Altana's operations and facilities during normal business hours upon reasonable prior notice, with the sole purpose of any such inspection being to verify that Altana is in compliance with the terms of this Agreement in maintaining the good will of the trademarks.

         d. Altana agrees to conduct its activities under this Agreement in a lawful manner.

         e. Altana agrees to use the Licensed Mark in accordance with and only on or in connection with the Product.

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

4.       Use and Display of Licensed Mark.

         a. All usage by Altana of the Licensed Mark shall include the trademark symbol and shall be in the following form, as appropriate: AccuSite(TM). All literature and materials printed, distributed or electronically transmitted by Altana and containing the Licensed Mark shall include the following notice:

           AccuSite(TM) is a trademark of Matrix Pharmaceutical, Inc.

5.       Term and Termination.

         a. This Agreement shall commence on the Effective Date and shall continue in effect for a period coterminous with the term of the Distribution Agreement, unless earlier terminated in accordance with the terms and conditions set forth herein.

         b. This Agreement shall automatically terminate upon termination (for whatever reason) of the Distribution Agreement.

         c. This Agreement and the license granted herein may be terminated by Matrix if Altana fails to perform or comply with a material provision of this Agreement and such breach or default is not cured by Altana within thirty (30) days after written notice of termination is received by Altana.

6.       Cooperation and Protection.

         a. Altana agrees to reasonably cooperate with and assist Matrix in protecting and defending the Licensed Mark and shall promptly notify Matrix in writing of any infringements, claims or actions by others (which come to the attention of Altana) in derogation of the Licensed Mark; provided, however, that Matrix shall have the initial right to determine whether any action shall be taken on account of any such infringement, claim or action. If Matrix elects not to pursue such infringement by written notice to Altana, Altana may, but is not required to, seek to obtain a discontinuance of the alleged infringement or unauthorized use or bring an infringement suit. The party not bringing such action or suit shall execute such legal papers and shall render all reasonable assistance necessary for the prosecution of such suit as may be reasonably required by the other party; provided that the party proceeding with such suit shall reimburse the out-of-pocket expenses incurred by the other party in connection with such assistance. Any such expenses and compensation must be approved in advance. It is understood that the party that institutes suit or action shall bear solely all costs and expenses in connection therewith and shall be entitled to retain and keep any and all sums received, obtained, collected or recovered, whether by judgment, settlement or otherwise as a result of such suit.

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

         b. Altana agrees not to apply for registration of the Licensed Mark (or any mark confusingly similar thereto) anywhere in the Territory.

7.       Assignment.

         Altana may not assign this Agreement or any of its rights or obligations under this Agreement without the prior written consent of Matrix, other than to an Affiliate (as defined in Distribution Agreement) provided that Altana shall remain liable for its obligations hereunder.

8.       Notices.

         All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given only if personally delivered, delivered by a major commercial rapid delivery courier service or mailed by certified or registered mail, return receipt requested, postage prepaid, to a party at the address set forth on the first page hereof or such other address as a party last provided to the other by written notice.

9.       General.

         a. Amendment, Modification and Waiver. The failure of either party to enforce its rights or to require performance by the other party of any term or condition of this Agreement shall not be construed as a waiver of such rights or of its right to require future performance of that term or condition. Any amendment or modification of this Agreement or any waiver of any breach of any term or condition of this Agreement must be in a writing signed by both parties in order to be effective, and any such waiver shall not be construed as a waiver of any continuing or succeeding breach of such term or condition, a waiver of the term or condition itself or a waiver of any right under this Agreement.

         b. Governing Law. This Agreement shall be governed and interpreted under the laws of the State of California, United States of America, without regard to the conflicts of law provisions thereof.

         c. Severability. In the event that any provision of this Agreement shall be determined by a court of competent jurisdiction to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

         d. Survival. Sections 7 and 10(b) hereof shall survive the termination of this Agreement.

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



         IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their authorized representatives as of the date first above written.


MATRIX PHARMACEUTICAL, INC.                       ALTANA, INC.




By:  /s/ JAMES R. GLYNN                         /s/ GEORGE W. COLE
   ---------------------------------            -------------------------------
     James R. Glynn                                 George W. Cole
     COO, CFO                                   Title:  President


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
                                    Exhibit E

           Safety Reporting and Exchange of Safety Information Between
                   Matrix Pharmaceutical, Inc. and Altana Inc.

Altana Inc. (Altana) will be marketing and selling AccuSite(TM) Injectable Gel in the United States of America, as outlined in the Distribution Agreement. Matrix Pharmaceutical, Inc. (Matrix), either directly or through other licensees, will coordinate pharmacovigilance activities for AccuSite in allcountries where AccuSite may be commercialized. The purpose of this document is to outline pharmacovigilance responsibilities between Matrix and Altana.

The following definitions will be used to insure consistency between Altana and Matrix.

Definitions:

     Adverse Event: An adverse event (AE) is any adverse event associated with the use of a drug in humans, whether or not considered drug related, including the following: an adverse event occurring in the course of the use of a drug product in professional practice; an adverse event occurring from drug overdose, whether accidental or intentional; an adverse event occurring from drug abuse; an adverse event occurring from drug withdrawal; and any significant failure of expected pharmacological action.

     An AE can therefore be any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of a drug product, whether or not related to the drug product.

     Adverse Drug Reaction: An adverse drug reaction (ADR) refers to adverse events for which there is a causal relationship between a drug product and the event. The causality is at least a reasonable possibility, i.e., the relationship cannot be ruled out.

     All spontaneous AE reports should be considered ADRs for regulatory reporting purposes.

     Serious adverse event or adverse drug reaction: Any untoward medical occurrence (or event) that at any dose:

         o Is fatal: This serious criterion applies if the subject's or patient's death is suspected as being a direct outcome of the reported AE.

         o Is life threatening: This serious criterion applies if the subject or patient, in the view of the treating physician, is at substantial risk of dying from the ADR/AE as it occurs (e.g., gastrointestinal hemorrhage, bone

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

         marrow suppression). It does not apply if an AE hypothetically might have caused death if it were more severe.

         o Requires or prolongs inpatient hospitalization: This serious criterion applies if the reported AE requires at least a 24-hour inpatient hospitalization or prolongs an existing hospitalization. A hospitalization for an elective procedure or routinely scheduled treatments is not a serious AE because a procedure and/or a treatment is not an untoward medical occurrence.

         o Results in persistent or significant disability/incapacity: This serious criterion applies if the "disability" caused by the reported AE results in a substantial disruption of the subject's or patient's ability to carry out normal life functions (e.g., blindness secondary to a cerebrovascular accident). Any disability that is permanent is also serious.

         o Is a congenital anomaly/birth defect: This serious criterion applies if a subject or patient exposed to a medicinal product gives birth to a child with a congenital anomaly or birth defect.

         o Is a new cancer: This serious criterion applies if the patient is diagnosed with a cancer. If the patient is known to have a cancer prior to treatment with a Matrix product, then this criterion applies if the patient develops a new cancer of a different type.

         o Is associated with an overdose: This serious criterion applies if an overdose of the product was associated with an adverse event.

         o Necessitates medical or surgical intervention to preclude permanent impairment of a body function or permanent damage to a body structure:
         This serious criterion applies if the reported AE requires treatment to prevent significant damage to the subject or patient (e.g., administration of acetylcysteine to prevent permanent liver damage from Tylenol(R) overdose-induced liver toxicity). Changes in dosage, discontinuation of therapy, and routine treatment with a prescription medication are not in themselves considered serious by this criterion.

     Nonserious adverse event or adverse drug reaction: Any untoward medical occurrence (or event) that at any dose does not meet the criteria as serious will be classified as nonserious.



Scope of Responsibilities

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

         Altana Inc.:  Altana will be responsible for the following activities:


         o Receipt and follow-up of adverse event information from health professionals (including physicians, surgeons, pharmacists, nurses, etc.) and consumers in the U.S. and submission to Matrix.
         o Medical verification of any consumer report describing a serious adverse event. This means contacting the consumer's physician to verify any report of a serious adverse event and obtaining additional information, as needed.
         o Transfer of individual case information for all reported serious adverse events to Matrix Pharmaceutical as soon as possible and no later than 2 calendar days of initial receipt and subsequent receipt of additional information, if any. Information can be transferred by paper (via fax) or electronically.
         o Transfer of individual case information for all reported nonserious adverse events to Matrix Pharmaceutical within 5 days of initial receipt and subsequent receipt of additional information, if any.
           Information can be transferred by paper (via fax) or electronically.
         o Transfer of individual case  information  for all product  complaints that may be associated with an adverse event to Matrix Pharmaceutical as soon as possible and no later than 5 calendar days of initial receipt and subsequent receipt of additional information, if any. Information can be transferred by paper (via fax) or electronically.
         o Communication of ideas to improve the efficient and economical flow of adverse event information between Altana and Matrix.

         Matrix Pharmaceuticals, Inc. Matrix will be responsible for the following activities:

         o Compliance with local pharmacovigilance laws or regulations in the United States of America.
         o Assessment of individual case reporting responsibilities and coordination of submission to regulatory health authorities, including FDA and other countries.
         o Providing summaries and patient information on reported cases and facilitating Altana's understanding of safety and pharmacovigilance information.
         o Entry of reports into and maintenance of a safety database for spontaneous and other postmarketing adverse events collected worldwide.
         o Preparation of periodic  safety update  reports  (e.g.,  FDA Periodic
           Report, CIOMS-II) for submission to multiple regulatory authorities.
         o Providing  assistance  as necessary to answer  questions,  etc.  from
           Altana.  This  includes both  assistance  to understand  and complete safety reporting responsibilities and providing information that will allow Altana to answer questions from health professionals, etc.
         o Providing assistance, education and guidance for collecting and processing adverse event reports with AccuSite(TM).
         o Coordinating the collection of and providing analysis, processing and reporting for any clinical trial safety information involving AccuSite.
         o Maintenance  of  AccuSite   package   insert  and  other   regulatory
           documents.

Transfer of Information

         o Information can be transferred by paper (via fax) or electronically.



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